                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12


                             WASTE MANAGEMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

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   (3)  Filing Party:

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   (4)  Date Filed:

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

                            [WASTE MANAGEMENT LOGO]

                         1001 FANNIN STREET, SUITE 4000
                              HOUSTON, TEXAS 77002

Dear Stockholder:

     We invite you to attend our Annual Meeting of Stockholders on May 17, 2002, in Houston, Texas. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

     This booklet includes the formal notice of meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

     For those stockholders with access to the Internet, we encourage you to access http://www.proxyvote.com to vote your shares over the Internet. Also, we encourage you to elect to receive future annual reports, proxy statements and other materials over the Internet, by following the instructions in the proxy statement. This electronic means of communication is quick and convenient and can save the Company a substantial amount of money in printing and postage costs.

     Even if you only own a few shares, we want your shares to be represented at the meeting. Whether or not you attend the meeting, please vote your shares either by returning your proxy card or by voting by telephone or Internet as soon as possible (see the proxy card for instructions on how to vote by telephone or Internet).

     We hope you'll be able to attend the meeting and look forward to seeing you on May 17th.

                                          Sincerely yours,

                                          /s/ A. MAURICE MYERS
                                          A. MAURICE MYERS
                                          Chairman of the Board,
                                          President and CEO

April 8, 2002

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           OF WASTE MANAGEMENT, INC.

     DATE AND TIME:

        May 17, 2002 at 11:00 a.m., Central Time

     PLACE:

        The St. Regis Hotel
        1919 Briar Oaks Lane
        Houston, Texas 77027

     PURPOSE:

        - Elect two directors;

        - Ratify appointment of independent auditors;

        - Vote on a proposal to amend the Company's Restated Certificate of Incorporation to provide for election of directors annually;

        - Vote on a stockholder proposal relating to the Company's disclosure of its strategy on opposition to privatization; and

        - Conduct other business that is properly raised.

     Only stockholders of record on March 22, 2002 may vote at the meeting.

     Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope, or vote by telephone or over the Internet by following the instructions on the proxy card.

                                          /s/ DAVID P. STEINER
                                          DAVID P. STEINER
                                          Senior Vice President, General Counsel
                                          and Corporate Secretary

April 8, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Information.........................................    1
Board of Directors..........................................    2
  Director Nominees.........................................    2
  Directors Continuing in Office............................    3
  Director Compensation.....................................    4
  Meetings and Board Committees.............................    4
Director and Officer Stock Ownership........................    6
Persons Owning More than 5% of Waste Management Stock.......    7
Section 16(a) Beneficial Ownership Reporting Compliance.....    7
Executive Compensation......................................    8
Compensation Committee Report...............................   11
Compensation Committee Interlocks and Insider
  Participation.............................................   13
Related Party Transactions..................................   13
Stock Performance Graph.....................................   14
Audit Committee Report......................................   14
Ratification of Independent Auditors........................   15
Approval of Amendment to Restated Certificate of
  Incorporation.............................................   17
Stockholder Proposal........................................   18
Other Matters...............................................   20
Other Information...........................................   20

                              GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT

     We sent you these proxy materials because Waste Management's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission ("SEC") and that is designed to assist you in voting your shares. On April 8, 2002 we began mailing these proxy materials to all stockholders of record at the close of business on March 22, 2002.

WHO MAY VOTE

     Stockholders of Waste Management, as recorded in our stock register at the close of business on March 22, 2002, may vote at the meeting. Each share of Waste Management common stock is entitled to one vote. As of March 22, 2002, there were 617,852,674 shares of common stock outstanding and entitled to vote.

HOW TO VOTE

     You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting, in which case your proxy will be revoked.

HOW PROXIES WORK

     Waste Management's Board of Directors is asking for your proxy. There are three ways to vote by proxy:

     - By telephone -- You can vote by telephone by following the instructions on the proxy card;

     - By Internet -- You can vote on the Internet by following the instructions on the proxy card; and

     - By mail -- You can vote by mail by signing, dating and mailing the enclosed proxy card.

     Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. If you sign your proxy but do not give voting instructions, we will vote your shares in favor of our director candidates; in favor of the ratification of the independent auditors; in favor of the amendment to the Restated Certificate of Incorporation; and against the stockholder proposal relating to the Company's disclosure of its strategy on opposition to privatization. For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders. You may vote for both, either or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

     You may receive more than one voting or proxy card depending on how you hold your shares. Shares registered in your name and shares held in the Employee Stock Purchase Plan and the Retirement Savings Plan are covered by three separate cards. If you hold shares through someone else, such as a broker, you may also get material from them asking how you want to vote. You should complete and return each proxy or other voting instruction request provided to you.

REVOKING A PROXY

     You may revoke your proxy before it is voted by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying Waste Management's Corporate Secretary in writing at the following address. Your most current telephone or Internet vote is the one that is counted unless you vote in person at the meeting.

                             Waste Management, Inc.
                           Attn: Corporate Secretary
                         1001 Fannin Street, Suite 4000
                              Houston, Texas 77002

QUORUM

     In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the meeting, either by proxy or in person. Abstentions and broker non-votes are counted as present at the meeting for determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

VOTES NEEDED

     Directors are elected by a plurality of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected to that slot.

     The proposal to amend the Company's Restated Certificate of Incorporation to provide for the election of directors annually requires the favorable vote of at least two-thirds of the total outstanding shares.

     The stockholder proposal and the ratification of the independent auditors require the favorable vote of a majority of the shares present at the meeting, either by proxy or in person, and entitled to vote on such matters.

     Abstentions have the same effect as a vote against a matter because they are present for purposes of the meeting and entitled to vote on such matter, but are not a vote for such matter.

     Broker non-votes will have no effect on the vote on any matter, except that they have the same effect as a vote against the proposal to amend the Company's Restated Certificate of Incorporation because broker non-votes are counted in the total number of outstanding shares but are not voted for the proposal.

ATTENDING IN PERSON

     Only stockholders, their proxy holders and Waste Management's guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of Waste Management stock for admittance to the meeting.

                               BOARD OF DIRECTORS

     The Board of Directors consists of nine directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class I directors are up for election at the Annual Meeting, and the nominees for election are Class I directors. No nominees will be recognized other than those that are nominated in accordance with the provisions contained in the By-laws of the Company. No nominees, other than those proposed by the Board, were presented for the 2002 Annual Meeting.

                               DIRECTOR NOMINEES
                           (ITEM 1 ON THE PROXY CARD)

     The first proposal on the agenda for the Annual Meeting will be electing two directors to serve as Class I directors for three-year terms beginning at this Annual Meeting and expiring at the 2005 Annual Meeting of Stockholders. The Board has nominated two current directors -- Pastora San Juan Cafferty and Steven G. Rothmeier -- and recommends that you vote for their reelection. The two nominees receiving the greatest number of votes at this Annual Meeting will be elected.

     Ralph F. Cox is also currently a Class I director; however, he is not standing for reelection as he is retiring from the Board at this Annual Meeting in accordance with the Company's Corporate Governance Guidelines.

     The following is a brief biography of each nominee. You will find information on their holdings of Waste Management stock in the "Director and Officer Stock Ownership" section on page 6.

     Pastora San Juan Cafferty is 61 years old. She has been a director of the Company or one of its predecessors since 1994, and her current term as a Class I director expires in 2002. She has been a Professor since 1985 at the University of Chicago, where she has been a member of the faculty since 1971. She currently serves as a director of Kimberly-Clark Corporation, People's Energy Corporation, Bankmont Financial Corporation and its subsidiaries, Harris Bankcorp, Inc. and Harris Trust and Savings Bank. She is also a Trustee of Rush-Presbyterian St. Luke's Medical Center and the Lyric Opera of Chicago.

     Steven G. Rothmeier is 55 years old. He has been a director of the Company or one of its predecessors since 1997, and his current term as a Class I director expires in 2002. He has been Chairman and CEO of Great Northern Capital, a private investment management, consulting and merchant banking firm, since March 1993. He is a director of GenCorp., Inc., Department 56, Inc., and Precision Castparts Inc.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF PASTORA SAN JUAN CAFFERTY AND STEVEN G. ROTHMEIER.

DIRECTORS CONTINUING IN OFFICE

     The Class II and Class III directors will continue in office following the Annual Meeting, and their terms will expire in 2003 (Class II) or 2004 (Class
III), with the exception of Mr. Arnelle, a Class III director, who will retire at the 2003 Annual Meeting of Stockholders in accordance with the Company's Corporate Governance Guidelines. The following are brief biographies of each of these directors.

     Robert S. Miller is 60 years old. He has been a director of the Company or one of its predecessors since 1997, and his current term as a Class II director expires in 2003. Mr. Miller is a turn-around specialist dealing with troubled companies. He has been Chairman of the Board and Chief Executive Officer of Bethlehem Steel Corporation, a steel manufacturing company, since September 2001. He served as Chairman of Federal Mogul Corporation, an automotive parts manufacturing firm, from September 2000 to October 2001, and was CEO of Federal Mogul from September 2000 until January 2001. In October 2001, Bethlehem Steel and Federal Mogul both filed for bankruptcy under Chapter 11 of the Bankruptcy Code. Mr. Miller served as special advisor to Aetna, Inc., a health insurer, from February 2000 until September 2000. From November 1999 until February 2000, Mr. Miller served as President and a Director of Reliance Group Holdings, Inc., a property and casualty insurance company that filed for bankruptcy under Chapter 11 of the Bankruptcy Code in June 2001. He served as President and Chief Executive Officer of Waste Management from August 1999 until November 1999 and as non-executive Chairman of the Board of the Company from July 1998 until May 1999. Mr. Miller is a director of Federal Mogul Corporation, Pope & Talbot, Inc., and Symantec Corp.

     A. Maurice Myers is 61 years old. He has been a director of the Company since November 1999, and his current term as a Class II director expires in 2003. He has been Chairman of the Board, President and CEO of the Company since November 1999. He served as Chairman of the Board of Yellow Corporation, a freight transportation company, from July 1996 until November 1999, and as a director, President and CEO from April 1996 until November 1999. He is a director of Tesoro Petroleum Corporation and Hawaiian Electric Industries, Inc.

     Carl W. Vogt is 65 years old. He has been a director of the Company since December 2001, and his current term as a Class II director expires in 2003. Mr. Vogt is "Of Counsel" to Fulbright & Jaworski L.L.P., a law firm headquartered in Houston, Texas, where he was formerly a senior partner. He is currently a director of the Deutsche Alex. Brown Flag Investors Funds, the ISI Managed Funds, Yellow Corporation and American Science and Engineering Inc. He was a director of the National Passenger Railroad Corporation (AMTRAK) from 1990 until 1992, and Chair of the U.S. National Transportation Safety Board from 1992 until 1994. He is a Trustee of Williams College where he served as interim President from 1999 until 2000, Chair of the Flight Safety Foundation and a member of the American Council on Germany. Mr. Vogt is a Fellow of the Royal Aeronautical Society, a Fellow of the American Bar Foundation and an Industrial Fellow, Linacre College, Oxford University, England.

     H. Jesse Arnelle is 68 years old. He has been a director of the Company or one of its predecessors since 1991, and his current term as a Class III director will expire in 2003, when he will retire from the Board in accordance with the Company's Corporate Governance Guidelines. He is "Of Counsel" to Womble, Carlyle, Sandridge and Rice, a law firm headquartered in Winston-Salem, North Carolina. He was senior partner of Arnelle, Hastie, McGee, Willis and Greene, a San Francisco-based law firm, until 1996. He is a director of Florida Power & Light, Eastman Chemical Corporation, Textron Corporation, Gannett Corporation, Armstrong World Industries, Inc. and Metropolitan Life's Series Fund.

     John C. Pope is 53 years old. He has been a director of the Company or one of its predecessors since 1997, and his current term as a Class III director expires in 2004. He serves as Chairman of the Board of PFI Group, a private investment firm. He served as Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components from January 1996 to November 1999. He is a director of Federal Mogul Corporation, Wallace Computer Services, Inc., Air Canada Corporation, Per-Se Technologies, Inc., Dollar Thrifty Automotive Group, Inc. and Kraft Foods, Inc.

     Ralph V. Whitworth is 46 years old. He has been a director of the Company since 1998, and his current term as a Class III director expires in 2004. He has been a principal and managing member of Relational Investors LLC, a private asset management company, since March 1996. He has also been a partner in Batchelder & Partners, Inc., a financial advisory and investment-banking firm based in San Diego, California, since January 1997. He served as Acting Chairman of the Board of Waste Management from July 1999 to August 1999 and as Chairman of the Board from August 1999 until November 1999. He has served as Chairman of the Board of Apria Healthcare Group Inc. since April 1998 and has been a director since January 1998. He is a director of Tektronix Inc. and Mattel Inc.

DIRECTOR COMPENSATION

     Waste Management employees receive no extra compensation for serving as directors. In 2001, nonemployee directors received a base fee of $30,000 per year, Board and committee meeting fees of $1,250 for each meeting attended and reimbursement of meeting expenses. In addition, committee chairpersons received an additional $625 for each committee meeting chaired. Under the Company's deferred compensation plan for non-employee directors, directors can choose to receive their cash compensation in cash, in phantom stock, or in a combination of cash and phantom stock. Each phantom stock unit is equal in value to a share of Waste Management stock and is ultimately paid in cash. These units are credited to the directors' accounts at the same time the annual retainer would otherwise be paid. Any fees that are deferred are held in the general funds of the Company. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid in a lump sum. We also pay a portion of director compensation in stock. Every year, each nonemployee director receives 10,000 options to purchase the Company's common stock at the fair market value on the date of grant.

     Starting in 2002, the nonemployee directors' annual retainer has been increased to $35,000 per year, plus the reimbursement of meeting expenses. Also starting in 2002, members of the Board receive $1,400 for each Board meeting attended. They continue to receive $1,250 for each committee meeting attended and committee chairpersons continue to receive an additional $625 for each committee meeting they chair.

MEETINGS AND BOARD COMMITTEES

     Last year, the Board held 8 meetings. Each member of the Board of Directors attended at least 75% of the meetings of the Board and the committees on which he or she served.

     The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all Committee meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary.

     The Audit Committee currently consists of Ms. Cafferty, Mr. Cox, Mr. Pope (Chairman), Mr. Rothmeier and Mr. Vogt. In 2001, the Audit Committee consisted of Mr. Montrone (who resigned from the Board in December 2001), Mr. Pope (Chairman) and Mr. Rothmeier. Each member of the Audit Committee is "independent" as defined in the New York Stock Exchange listing standards. During 2001, the Audit Committee held 6 meetings. The duties of the Audit Committee generally are:

     - to review the annual audited financial statements with management and recommend to the Board whether those financial statements should be included in the Company's Annual Report on Form 10-K;

     - to review with management and the independent auditor the Company's quarterly financial statements prior to the filing of the Company's Form 10-Q;

     - to recommend to the Board independent auditors to annually audit the Company's books and records;

     - to approve the fees to be paid to the independent auditors;

     - to review the independence of the independent auditors;

     - to review external and internal audit plans, staffing, reports and activities;

     - to review with management, the independent auditors and internal auditors the Company's financial reporting, accounting and auditing practices and the adequacy and effectiveness of accounting and financial controls that could affect the Company's financial statements; and

     - to report the results of its reviews to the Board.

     The Audit Committee has a written charter, a copy of which was attached as an exhibit to the Company's Proxy Statement relating to its 2001 Annual Meeting of Stockholders.

     The Compensation Committee currently consists of Mr. Arnelle, Ms. Cafferty (Chairperson), Mr. Miller, Mr. Rothmeier and Mr. Whitworth. In 2001, the Compensation Committee consisted of Ms. Cafferty, Mr. Montrone (Chairman) and Mr. Whitworth. During 2001, the Compensation Committee met 6 times. The duties of the Compensation Committee generally are:

     - to review and recommend to the Board compensation for the Company's executive officers and senior management;

     - to recommend to the Board new, and changes to existing, compensation and benefit plans;

     - to recommend to the Board annual incentive compensation plan bonus goals for executive officers and senior management and grant options under the Company's stock option plans;

     - to review and consider the annual evaluation of the CEO prepared by the Nominating and Governance Committee and recommend to the Board the compensation of the CEO;

     - to annually review, and make recommendations to the Board with respect to, compensation of the non-employee directors; and

     - to make regular reports to the Board.

     The Nominating and Governance Committee currently consists of Mr. Arnelle, Mr. Cox, Mr. Miller, Mr. Pope, Mr. Vogt and Mr. Whitworth (Chairman). In 2001, the Nominating and Governance Committee consisted of Mr. Arnelle, Mr. Cox, Mr. Miller and Mr. Whitworth (Chairman). The Nominating and Governance Committee met 4 times in 2001. The duties of the Nominating and Governance Committee generally are:

     - to review, and make recommendations to the Board regarding, the overall effectiveness, organization and structure of the Board and its committees;

     - to establish criteria for membership on the Board and its committees and identify and propose to the Board nominees to fill Board vacancies as they occur;

     - to coordinate an annual evaluation of the CEO by non-employee directors and provide the results of such evaluation to the Compensation Committee;

     - to coordinate an annual evaluation by the directors of the Board's performance and procedures;

     - to review, and make recommendations to the Board regarding, corporate governance matters; and

     - to make regular reports to the Board.

     Additionally, the Nominating and Governance Committee will consider stockholders' suggestions for nominees for directors. To suggest a nominee, you should submit your candidate's name, together with biographical information and his or her written consent to nomination to the Corporate Secretary, Waste Management, Inc., 1001 Fannin, Suite 4000, Houston, Texas 77002, between November 9, 2002 and December 9, 2002.

                      DIRECTOR AND OFFICER STOCK OWNERSHIP

     These tables show how much common stock each director, director nominee and executive officer named in the Summary Compensation Table on page 8 owned on March 22, 2002. None of these individuals, nor the directors and officers as a group, own more than 1% of the Company's outstanding shares.


                                                          SHARES OF COMMON
                                                          STOCK COVERED BY     SHARES COVERED BY
                                      SHARES OF COMMON   OPTIONS EXERCISABLE     PHANTOM STOCK
NAME                                    STOCK OWNED        WITHIN 60 DAYS          UNITS(1)
----                                  ----------------   -------------------   -----------------
H. Jesse Arnelle....................         1,126               40,875              2,316
Pastora San Juan Cafferty...........         3,625               40,875                 --
Ralph F. Cox........................         8,500               95,000              3,753
Robert S. Miller....................        14,726              442,708              4,136
John C. Pope(2).....................         4,338               32,175              2,110
Steven G. Rothmeier.................         1,239               34,350                244
Carl W. Vogt........................        56,455                   --                578
Ralph V. Whitworth(3)...............     4,578,500              295,000              2,900
A. Maurice Myers(4).................       213,412              841,667                 --
William L. Trubeck(5)...............        27,960              250,000                 --
Lawrence O'Donnell, III(6)..........        23,493              218,750                 --
Robert P. Damico....................         8,345              216,854                 --
David R. Hopkins....................           145              178,750                 --
All directors and executive officers
  as a group (24 persons)...........     5,008,215            3,923,770             16,037


---------------

(1) The phantom stock units are paid to participating non-employee directors through the Company's deferred compensation plan, as discussed under the section titled "Director Compensation" on page 4. A phantom stock unit is a fictitious share of the Company's common stock that is credited to the director's account. The phantom stock unit has the same value as a share of Company common stock on the day it is credited, and receives dividends in the same amount and at the same time as if it were a real share of the Company's common stock. The value of the phantom stock unit plus any accrued dividends is paid out on a future date as elected by the director.

(2) The number of shares owned by Mr. Pope includes 435 shares held in a trust for the benefit of his children.

(3) The number of shares owned by Mr. Whitworth are held by limited partnerships and managed accounts controlled by Relational Investors LLC, of which Mr. Whitworth is a principal and managing member. Mr. Whitworth disclaims beneficial ownership of these shares.

(4) The number of shares owned by Mr. Myers represents shares granted pursuant to a restricted stock award, of which 125,079 are vested. The number of shares covered by options includes 100,260 options owned by a trust for the benefit of Mr. Myers' children, for which Mr. Myers serves as trustee. Mr. Myers has disclaimed beneficial ownership of those securities.

(5) The number of shares owned by Mr. Trubeck includes 25,740 shares granted pursuant to a restricted stock award, of which 11,866 shares are vested.

(6) The number of shares owned by Mr. O'Donnell includes 21,239 shares granted pursuant to a restricted stock award, of which 10,620 shares are vested.

             PERSONS OWNING MORE THAN 5% OF WASTE MANAGEMENT STOCK

     The table below shows the beneficial ownership of the Company's common stock as of March 22, 2002, for persons that we know own 5% or more of our common stock, based on Schedules 13D and 13G filed with the SEC.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
NAME AND ADDRESS                                                 NUMBER         PERCENT
----------------                                              ------------     ---------
Legg Mason, Inc. ...........................................   40,513,106        6.45%
  100 Light Street
  Baltimore, Maryland 21202

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, executive officers, directors and stockholders who own more than 10% of Waste Management common stock are required to file reports of their ownership, as well as any changes in their ownership, with the SEC and the New York Stock Exchange. They are also required to provide the Company with copies of any forms they file.

     After reviewing the copies of the forms given to the Company and written representations from the executive officers and directors, the Company believes that during the last fiscal year, the executive officers and directors complied with all of their requirements to report their stock ownership and any changes in their ownership.

                             EXECUTIVE COMPENSATION

     These tables show the compensation of Waste Management's CEO and the four most highly paid executives other than the CEO. You can see the Compensation Committee's report starting on page 11 for an explanation of the Company's compensation philosophy.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                                              AWARDS
                                                 ANNUAL COMPENSATION               -----------------------------
                                      ------------------------------------------                      SECURITIES
                                                                 OTHER ANNUAL      RESTRICTED STOCK   UNDERLYING
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)    COMPENSATION($)(1)     AWARD(S)($)       OPTIONS
---------------------------    ----   ---------   ---------   ------------------   ----------------   ----------
A. Maurice Myers.............  2001    850,000      496,300         65,063                   --         300,000
  Chairman of the Board,       2000    850,000    1,010,700             --                   --         275,415
  President and CEO            1999    124,230      650,000             --            4,124,063(3)    1,500,000
William L. Trubeck...........  2001    518,750      291,800             --                   --         200,000
  Executive Vice President     2000    411,538      445,894             --              386,738(4)      400,000
  and Chief Financial Officer  1999         --           --             --                   --              --
Lawrence O'Donnell, III......  2001    511,250      324,800             --                   --         175,000
  Executive Vice President --  2000    415,769      419,140             --              370,355(5)      350,000
  Western Group                1999         --           --             --                   --              --
Robert P. Damico.............  2001    433,846      238,800             --                   --         115,000
  Senior Vice President --     2000    414,615      648,660(6)           --                  --         150,000
  Midwest Group                1999    400,000            0             --                   --               0
David R. Hopkins.............  2001    443,245      237,500             --                   --         115,000
  Senior Vice President --     2000    378,173    1,289,200(7)           --                  --         150,000
  Southern Group               1999    275,000      220,000             --                   --               0


                                   ALL OTHER
NAME AND PRINCIPAL POSITION    COMPENSATION($)(2)
---------------------------    ------------------
A. Maurice Myers.............        40,616
  Chairman of the Board,             33,498
  President and CEO                  25,698
William L. Trubeck...........        28,454
  Executive Vice President            7,829
  and Chief Financial Officer            --
Lawrence O'Donnell, III......        30,929
  Executive Vice President --         7,800
  Western Group                          --
Robert P. Damico.............        24,232
  Senior Vice President --            7,800
  Midwest Group                       7,200
David R. Hopkins.............        16,203
  Senior Vice President --                0
  Southern Group                          0

---------------

(1) In accordance with SEC rules, perquisites and other personal benefits that total less than $50,000 have not been included. For 2001, Other Annual Compensation for Mr. Myers includes a payment of approximately $49,000 for the purchase of life insurance.

(2) All Other Compensation includes Company contributions to the Retirement Savings Plan ("RSP"), the Retirement Savings Restoration Plan ("RSRP") and life insurance premiums. Amounts for fiscal year 2001 for the persons named above are as follows:

                                                     RSP      RSRP      LIFE
                                                    ------   -------   ------
Myers.............................................  $7,650   $29,423   $3,543
Trubeck...........................................  $7,650   $18,720   $2,084
O'Donnell.........................................  $5,100   $23,870   $1,959
Damico............................................  $7,650   $14,831   $1,751
Hopkins...........................................      --   $14,452   $1,751

(3) Mr. Myers was awarded 265,000 shares of restricted stock, valued at $4,124,063, when he was hired on November 11, 1999. The shares of restricted stock vest in three equal installments, beginning on the first anniversary of the date of grant. At December 31, 2001, only 88,333 shares were still restricted, and were valued at $2,818,706, based upon the closing price of $31.91 per share of common stock on the New York Stock Exchange on December 31, 2001. Mr. Myers receives dividends on the shares of restricted stock.

(4) Mr. Trubeck was awarded 27,748 shares of restricted stock, valued at $385,004, on March 7, 2000. The shares of restricted stock vest in four equal installments, beginning on the first anniversary of the date of grant. At December 31, 2001, only 20,811 shares were still restricted, and were valued at $664,079, based upon the closing price of $31.91 per share of common stock on the New York Stock Exchange on December 31, 2001. Mr. Trubeck receives dividends on the shares of restricted stock.

(5) Mr. O'Donnell was awarded 21,239 shares of restricted stock, valued at $300,001, on February 14, 2000. The shares of restricted stock vest in four equal installments, beginning on the first anniversary of the date of grant. At December 31, 2001, only 15,929 shares were still restricted, and were valued at $508,294, based upon the closing price of $31.91 per share of common stock on the New York Stock Exchange on December 31, 2001. Mr. O'Donnell receives dividends on the shares of restricted stock.

(6) As reported in the Company's proxy statement for the 2000 annual meeting, Mr. Damico was not included in the Company's revised 1999 annual incentive compensation plan. Because he was not included in the revised 1999 annual incentive compensation plan and received no bonus under that plan, in May 2000 it was determined appropriate to pay a bonus of $274,640 to Mr. Damico. This payment is included in Mr. Damico's 2000 bonus payment shown in the table above.

(7) Mr. Hopkins served as Senior Vice President -- International Operations and CEO of Waste Management International, Inc. from July 1998 through March 2000, at which time he became Senior Vice President -- Southern Area. Mr. Hopkins' 2000 bonus includes a payment of $323,700 under the 2000 annual incentive compensation plan and $965,500 under the International Divestiture Incentive Plan, reflecting compensation for Mr. Hopkins' involvement in the Company's divestiture of its international operations.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS(a)
                                 -------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                 NUMBER OF     % OF TOTAL                                     ASSUMED ANNUAL RATES OF
                                 SECURITIES     OPTIONS                                     STOCK PRICE APPRECIATION FOR
                                 UNDERLYING    GRANTED TO                                          OPTION TERM(b)
                                  OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ------------------------------
NAME                              GRANTED     FISCAL YEAR      PER SHARE         DATE           5%              10%
----                             ----------   ------------   --------------   ----------   -------------   --------------
A. Maurice Myers...............   300,000         2.8%           $24.01       3/01/2011     $4,529,928      $11,479,727
William L. Trubeck.............   200,000         1.8%           $24.01       3/01/2011     $3,019,952      $ 7,653,152
Lawrence O'Donnell, III........   175,000         1.6%           $24.01       3/01/2011     $2,642,458      $ 6,696,508
Robert P. Damico...............   115,000         1.1%           $24.01       3/01/2011     $1,736,472      $ 4,400,562
David R. Hopkins...............   115,000         1.1%           $24.01       3/01/2011     $1,736,472      $ 4,400,562

---------------

(a) The exercise price of the option is the market price of Waste Management common stock on the grant date. Options granted to senior executives in 2001 become exercisable in 25% annual increments beginning one year after the date of grant and expire 10 years from the date of grant.

(b) These columns show the gains the executives could realize if Waste Management's common stock appreciates at a 5% or 10% rate over the ten-year term of the options. These growth rates are arbitrary assumptions specified by the SEC, not Waste Management's predictions.

                 OPTION EXERCISES AND VALUES AT FISCAL YEAR END

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                     SHARES                        FISCAL YEAR END              FISCAL YEAR END*
                                    ACQUIRED       VALUE     ---------------------------   ---------------------------
NAME                              ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ------------   ---------   -----------   -------------   -----------   -------------
A. Maurice Myers(1).............        --           --        766,667       1,308,748     $12,533,089    $18,550,666
William L. Trubeck..............        --           --        100,000         500,000     $ 1,772,250    $ 6,896,750
Lawrence O'Donnell, III.........        --           --         87,500         437,500     $ 1,342,906    $ 5,411,219
Robert P. Damico................        --           --        155,157         297,500     $   641,156    $ 2,831,969
David R. Hopkins................        --           --        112,500         277,500     $   641,156    $ 2,831,969

---------------

 * The difference between the option exercise price and the market value of Waste Management common stock at year-end, which was $31.91 based on the closing price on the New York Stock Exchange on December 31, 2001. The actual gain, if any, an executive realizes will depend on the market price of Waste Management stock at the time of exercise. "In-the-money" means the market price of the stock is higher than the exercise price of the option on the date specified.

(1) Included in Mr. Myers' calculations are the number and value of 100,260 options owned by a trust for the benefit of his children, for which Mr. Myers serves as trustee. Mr. Myers has disclaimed beneficial ownership of these options.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of the executive officers named in the Summary Compensation Table under the section titled "Executive Compensation" on page 8, and with other officers of the Company. The employment agreements are for three to five-year terms, and continuously renew for like periods. The agreements provide for the payment of minimum annual base salaries, a target annual bonus and participation in all Waste Management benefit plans and programs.

     The agreements also provide for certain severance payments and benefits in the case of termination of employment or in the event of a change in control of the Company. If employment ends because of death or total disability, generally salary is paid for two years, although for Mr. Damico, salary is paid through the remaining term of his agreement. Additionally, all options vest and there is one year in which the options may be exercised, and Company benefits are paid in accordance with the terms of the Company's benefit plans.

     If the Company terminates the executive's employment for "cause," as defined in the employment agreements, the Company will pay any accrued but unpaid salary, expenses required to be reimbursed, vacation and any earned but unpaid bonuses for prior periods. Company benefits will be paid in accordance with the terms of the Company's benefit plans and all unvested options or other awards will be cancelled on the date of termination. If the executive decides to leave the Company other than for "good reason," as defined in the employment agreements, the severance is the same, except the executive will generally have 90 days after terminating his employment to exercise any already vested options.

     If the Company terminates the executive's employment without cause or the executive leaves the Company with "good reason," as defined in the employment agreements, the Company will pay to the executive all accrued or earned but unpaid amounts due to him as of the date of termination plus an amount equal to two times the sum of his base salary plus his target annual bonus. Generally, all benefits will continue for two years and all stock options and other awards will continue to vest over the two-year period, to the extent the vesting is not accelerated as of the date of termination in accordance with the terms of the employment agreement. The executive will generally have two years and six months from the date of termination to exercise any of the awards other than Mr. Damico, whose agreement provides for one year after termination. In no event can an option be exercised after its term.

     The agreements also provide for certain severance payments and benefits if there is a "change in control," as defined in the employment agreements, of the Company and the executive (i) leaves the Company for good reason thereafter,
(ii) is terminated without cause thereafter, or (iii) the termination of employment in (i) or (ii) occurs "in contemplation" of a change in control. In these cases, the executive will receive the same severance as described in the preceding paragraph, except the severance generally will be three times the base salary and target annual bonus instead of two times and the benefits generally will continue for three years instead of two years. The stock options and other awards will become fully vested and generally will remain exercisable for three years after termination, but not to exceed the term of the option. The executive shall also receive a prorated bonus at the maximum bonus level. Additionally, if there are any payments under the agreements due to a change in control, the executives will receive certain gross-up payments such that the net amount received by the executive pursuant to the agreement will not be reduced by any excise taxes.

     The employment agreements also include covenants not to compete and not to solicit employees after leaving the Company, as well as confidentiality provisions as are customary, in nature and scope, for such agreements.

     Additionally, Mr. Myers' agreement provides for the payment by the Company of supplemental retirement benefits in the amount of $600,000 annually, provided Mr. Myers remains employed by the Company until the fifth anniversary of his employment. In the event Mr. Myers' employment is terminated before the fifth anniversary, annual payments are pro-rated as follows: $500,000 on and after the fourth anniversary; $400,000 on and after the third anniversary; and $100,000 on and after the 18-month anniversary. Mr. Myers' tenure with the Company as of the date of this Proxy Statement would provide him with a retirement benefit of $100,000 per year.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors has prepared the following report regarding 2001 executive compensation. The Compensation Committee is composed entirely of non-employee directors and is responsible for establishing and administering the Company's policies governing annual compensation, restricted stock awards and long-term incentive awards. The Committee periodically evaluates the Company's compensation programs and compares them with those of other companies. This report provides specific information regarding compensation for the Company's CEO as well as compensation information for all executives of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION

  PROGRAMS

     It is the policy of the Company and the Committee that all compensation programs should (i) link pay to individual's and the Company's performance and
(ii) be competitive in the market to enable the Company to attract, motivate, reward and retain the executive talent required to achieve corporate objectives. The Company also focuses strongly on compensation linked to stock price performance, in order to provide the strongest link to enhanced stockholder value. The Committee regularly works with compensation consultants to assist with the design, implementation and communication of various compensation plans. The Company determines competitive levels of compensation by looking at compensation data for companies with revenues comparable to the Company and information obtained from compensation consultants. The Company's compensation for executives includes base salaries, annual performance-based incentives, certain executive benefits and long-term incentives.

     In designing Waste Management's compensation programs, the Compensation Committee's primary consideration is the Company's achievement of strategic business goals that serve to enhance stockholder value. Section 162(m) of the Internal Revenue Code, as amended, limits a company's ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer and the four highest paid officers other than the CEO, unless such compensation meets certain performance-based requirements. The Company's stock option grants currently meet the performance-based requirements under
Section 162(m). The Company's Performance-Based Incentive Compensation Plan has been designed to meet the performance-based requirements under Section 162(m). The Committee may, however, authorize payment of non-deductible compensation in the future if it determines that such action would be in the best interests of the Company.

  BASE SALARIES

     Base salaries for the Company's executives in 2001 were determined after reviews of the competitive market data described above. In determining base salaries, the Committee, using its discretion, considers market base salary rates, average annual salary increases for executives in companies of relative size across the country, and overall corporate financial performance. The Committee also reviews executives' individual performance in making base salary increase decisions. The Company's policy is to target base salary at the 50th percentile of the competitive market. Salary actions taken by the Compensation Committee in 2001, with respect to the executive officers, were consistent with the policies and practices described above.

  PERFORMANCE-BASED ANNUAL INCENTIVE COMPENSATION

     The Company's Performance-Based Incentive Compensation Plan links incentive compensation to the Company's and the executive's achievement of specific performance goals. These goals are established at the beginning of each period by the Compensation Committee based upon corporate objectives determined by the Board, and for 2001 included:

          (1) Return on Capital Employed (measured against internal objectives);

          (2) Earnings Before Income Tax, Depreciation, and Amortization (measured against internal objectives); and

          (3) Individual performance (measured against specific personal performance objectives).

With the intent of strengthening the link between senior executives' compensation and Company performance, additional analysis of appropriate financial measures was performed. As a result, the decision was made to change the financial measures for three of the executives responsible for overall corporate results to allow a more direct link between stockholder value creation and executive compensation. The new plan measures for Messrs. Myers, Trubeck, and O'Donnell are:

          (4) Earnings Per Share (measured against internal year-over-year continuous improvement targets);

          (5) Return on Capital Employed (measured against internal objectives); and

          (6) Individual performance (measured against specific personal performance objectives).

Because the performance measures were changed in December 2001, all payments made under this plan to any named executive officer in excess of $1 million are disqualified from 162(m) deduction for 2001.

     Each performance goal, including the specific criteria for such goal, is weighted based upon the relative importance of each goal as determined by the Compensation Committee.

     A bonus target, ranging up to 100% of base salary, is established for each of the Company's executives under the Company's Performance-Based Incentive Compensation Plan. These bonus targets are based upon individual position, level of responsibility and each individual's ability to impact the Company's success. In 2001, the Company targeted annual incentive compensation at the 75th percentile of the market. Actual bonus awards are determined based on the Company's and the individual executive's achievement of the performance goals and can range from 0% to 200% of bonus target. Targeted bonuses for the named executive officers in 2001 generally fell between the market 50th and 75th percentiles. Actual bonuses for 2001 were less than target since Waste Management's performance was below the established levels.

  LONG-TERM INCENTIVE COMPENSATION

     The Company believes that its executives should have an ongoing stake in the long-term success of the Company. The Company also believes these key employees should have a considerable portion of their total compensation tied to the Company's stock price performance, since stock-related compensation is directly linked to stockholder value. The Company targets long-term incentive compensation to be between the 50th and 75th percentile of the competitive compensation data described above.

     The Company primarily uses stock options to deliver long-term incentives to executive officers. Stock options provide a strong link between pay and performance, since executives only realize value from stock options if the Company's share price rises after the date of grant. The Compensation Committee annually reviews competitive market data to determine appropriate stock awards to executives. All stock options in 2001 were granted with exercise prices at 100% of fair market value of the Company's common stock at the time of grant. The aggregate 2001 stock option grants for named officers as a group fell within the market 50th to 75th percentile range.

  OTHER EXECUTIVE BENEFITS AND PERQUISITES

     The Company also provides certain benefits and perquisites to its executives. These benefits and perquisites are not linked to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include such things as supplemental retirement plans and change-in-control arrangements. Levels of Company benefits and perquisites for executives were in line with market 50th to 75th percentile levels in 2001.

2001 CHIEF EXECUTIVE OFFICER COMPENSATION

  BASE SALARY

     The Committee established Mr. Myers' annualized base salary at $850,000 in November 1999 when he joined the Company. This base salary was set below the 1999 competitive market 50th percentile in recognition of the stock-based compensation awards provided to Mr. Myers when he was hired. Mr. Myers did not receive an adjustment to his base salary in 2000, or in 2001.

  ANNUAL BONUS

     Mr. Myers received a bonus of $496,300 for 2001, based on the achievement of performance goals described above, under "Performance-Based Annual Incentive Compensation."

  LONG-TERM INCENTIVES

     Mr. Myers received an option grant of 300,000 options in March 2001 under the Company's annual stock option grant process. The grant of these stock options was made pursuant to his performance as evaluated by the Board of Directors. The options were granted with exercise prices at 100% of fair market value of the Company's common stock on the date of grant. This stock option grant was consistent with market 50th percentile norms.

     The Compensation Committee believes that executive compensation for 2001 adequately reflects its policy to align compensation with overall business strategy, values and management initiatives and to ensure the Company's goals and performance are consistent with the interests of its stockholders.

                                          The Compensation Committee of the
                                          Board of Directors

                                          Pastora San Juan Cafferty, Chairperson
                                          H. Jesse Arnelle
                                          Robert S. Miller
                                          Steven G. Rothmeier
                                          Ralph V. Whitworth

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, Mr. Montrone (who resigned from the Board in December 2001), Ms. Cafferty and Mr. Whitworth served on the Compensation Committee. During 2001, none of the Company's executive officers served as:

     - a member of a compensation committee of another company, one of whose executive officers served on Waste Management's Compensation Committee;

     - a director of another company, one of whose executive officers served on Waste Management's Compensation Committee; or

     - a member of a compensation committee of another company, one of whose executive officers served as a director of Waste Management.

                           RELATED PARTY TRANSACTIONS

     The Company is not aware of any related party transactions that would require disclosure.

                            STOCK PERFORMANCE GRAPH

     The graph below shows the relative investment performance of Waste Management common stock, the Dow Jones Pollution Control Index and the S&P 500 for the last five years, assuming reinvestment of dividends at date of payment in the common stock. The following graph is presented pursuant to SEC rules. The Company believes that while total stockholder return is an important corporate performance indicator, it is subject to the fluctuations of the market.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                              [PERFORMANCE GRAPH]

-------------------------------------------------------------------------------------------------
                             12/31/96    12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
-------------------------------------------------------------------------------------------------
 Waste Management              $100        $123        $146        $ 54        $ 87        $100
 Dow Jones Pollution
  Control Index                $100        $111        $115        $ 64        $ 90        $111
 S&P 500                       $100        $133        $171        $207        $188        $166

                             AUDIT COMMITTEE REPORT

     The role of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and to recommend to the Board that the Company's financial statements be included in its annual report. Company management is primarily responsible for the Company's financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company's independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

     The Audit Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2001 with management and the independent auditors, and has taken the following steps in making its recommendation that the Company's financial statements be included in its annual report:

     - First, the Audit Committee discussed with Arthur Andersen LLP, the Company's independent accountants for fiscal year 2001, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

     - Second, the Audit Committee discussed with Arthur Andersen LLP its independence and received from Arthur Andersen LLP a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of financial information systems design and implementation services and other non-audit services to the Company is compatible with the auditor's independence.

     - Finally, the Audit Committee reviewed and discussed, with the Company's management and Arthur Andersen LLP, the Company's audited consolidated balance sheets at December 31, 2001, and consolidated statements of income, cash flows and stockholders' equity for the fiscal year ended December 31, 2001, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

     The Committee has also discussed with the Company's internal and independent auditors the overall scope and plans of their respective audits. The Committee meets periodically with both the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal audit.

     The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent auditors.


     Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board has approved) that the Company's financial statements be included in its annual report for its fiscal year ended December 31, 2001. The Committee and the Board have also recommended the selection of Ernst & Young LLP as the Company's independent auditors for fiscal year 2002.


                                          The Audit Committee of the Board of
                                          Directors

                                          John C. Pope, Chairman
                                          Pastora San Juan Cafferty
                                          Ralph F. Cox
                                          Steven G. Rothmeier
                                          Carl W. Vogt

                      RATIFICATION OF INDEPENDENT AUDITORS
                           (ITEM 2 ON THE PROXY CARD)

     The next proposal on the agenda for the Annual Meeting will be ratifying the Board's appointment of Ernst & Young LLP as the Company's independent auditors for fiscal year 2002.

     On March 21, 2002, the Company dismissed its former accountants and determined to appoint Ernst & Young as its new independent auditors. This determination followed the Company's decision to seek proposals from independent accountants to audit the Company's financial statements, and was approved by the Board upon the recommendation of the Audit Committee. Prior to the selection of Ernst & Young, Arthur Andersen LLP served as the Company's independent auditors.

     Arthur Andersen's reports on the Company's consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000 and through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years.

     As disclosed in Arthur Andersen's report to stockholders and the Board in connection with its audit of the Company's financial statements for the year ended December 31, 1999, Arthur Andersen was unable to review the Company's quarterly financial data for the interim periods within 1999 in accordance with standards established by the American Institute of Certified Public Accountants because it believed the Company's internal controls for the preparation of interim financial information did not provide an adequate basis for them to complete such a review. On November 5, 1999, Arthur Andersen had reported in writing to the Audit Committee their belief that there were material weaknesses in the Company's system of internal controls over accounting and financial reporting. On May 15, 2000, Arthur Andersen further reported to the Audit Committee that although the Company had issued its financial statements for the year ended December 31, 1999 on a timely basis, the preparation of those statements required an extraordinary level of external assistance. At that time, Arthur Andersen again communicated their belief that based on their observations during the audit of 1999 financial statements, there were material weaknesses in the Company's internal controls. On November 9, 2000, Arthur Andersen reported to the Audit Committee that they had performed testing procedures, the results of which indicated that all previously identified material weaknesses in internal controls had been mitigated. The report further stated that each of the material weaknesses had either been improved to control deficiency status, was classified as a business improvement opportunity or was completely resolved and no longer considered an internal control issue. There were no other reportable events as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities Act of 1933, as amended ("Reg S-K").


     The Company provided Arthur Andersen with a copy of the foregoing disclosures. A copy of Arthur Andersen's letter, dated March 25, 2002, stating its agreement with such statements was filed as Exhibit 16 to the Company's Current Report on Form 8-K, filed with the SEC on March 27, 2002, and is incorporated herein by reference. A copy of Arthur Andersen's letter, dated March 25, 2002, will be provided to stockholders upon receiving an oral or written request to the Company's Corporate Secretary at 1001 Fannin Street, Suite 4000, Houston, Texas 77002, phone number 713-512-6200.


     During the years ended December 31, 2001 and 2000 and through the date hereof, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Reg S-K.

     Representatives of Arthur Andersen and Ernst & Young will be at the meeting. They will be able to make a statement if they want, and will be available to answer any proper questions stockholders may have.

AUDIT FEES

     Arthur Andersen's fees for our 2001 audit and the reviews of our quarterly financial statements were approximately $13.7 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees paid to Arthur Andersen in 2001 for professional services with respect to financial information systems design and implementation.

ALL OTHER FEES

     Arthur Andersen's fees for all other professional services during 2001 were approximately $9.6 million. This includes consulting services of approximately $2.8 million, primarily related to advising management with respect to improvements in the Company's systems, processes and controls over its accounting and financial reporting; approximately $3.0 million related to tax-related services; and approximately $3.6 million related to other services. Other services included approximately $900,000 related to systems controls assessment and testing; approximately $950,000 related to benefit plan audits; approximately $800,000 related to statutory audits; approximately $400,000 related to consultation on the implementation and effects of new Statements of Financial Accounting Standards that will be applicable to the Company; and approximately $350,000 related to the audit of a Company subsidiary that was sold in 2002. As set forth in the Audit Committee Report on page 14, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2002.

         APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                 FOR DECLASSIFICATION OF THE BOARD OF DIRECTORS
                           (ITEM 3 ON THE PROXY CARD)

     The next item on the agenda for the Annual Meeting will be approving the Board's adoption of an amendment to the Company's Restated Certificate of Incorporation providing for the election of all directors annually. The Company agreed to include this resolution in its Proxy Statement as part of its settlement agreement with the Connecticut Retirement Plans and Trust Funds, the lead plaintiff in the class action lawsuit entitled In Re Waste Management, Inc. Securities Litigation.

          RESOLVED, that Paragraphs (B) and (E) of Article Ninth of the Company's Restated Certificate of Incorporation as set forth below be deleted in their entirety:

          "(B) Commencing with the election of directors at the 1995 Annual Meeting of Stockholders, the directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, as shall be provided in the manner specified in the bylaws of the Corporation. Each initial director in Class I shall hold office for a term expiring at the 1996 annual meeting of stockholders; each initial director of Class II shall hold office initially for a term expiring at the 1997 annual meeting of stockholders; and each initial director of Class III shall hold office for a term expiring at the 1998 annual meeting of stockholders. Notwithstanding the foregoing provision of this Article, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. At each annual meeting of stockholders following the 1995 annual meeting, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

          (E) Vacancies in the Board of Directors, however caused, and newly-created directorships shall be filled solely by a majority vote of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office."; and

          RESOLVED FURTHER, that deleted Paragraphs (B) and (E), as set forth above, be replaced with the paragraphs set forth below in Article Ninth of the Company's Restated Certificate of Incorporation:

          "(B) Commencing with the election of directors at the 2003 Annual Meeting of Stockholders, all directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be elected annually. Notwithstanding the foregoing provision of this Article, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal.

          (E) Vacancies in the Board of Directors, however caused, and newly-created directorships shall be filled solely by a majority vote of the directors then in office, whether or not a quorum, and any director so chosen shall hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal."

  STATEMENT OF THE BOARD OF DIRECTORS AND MANAGEMENT WITH REGARD TO PROPOSAL

     The Company's Board of Directors is currently divided into three classes. Under this system, each director serves a three-year term, each class is nearly as equal as possible in size and one of the three classes is elected each year. Many companies believe that classified boards enhance stockholder value by providing continuity and stability to the Company's business strategies and policies by ensuring that at least a majority of the directors at all times will have in-depth knowledge of the Company and its business, which assists the Board in conducting effective long-term strategic planning. However, a staggered Board can also be used to make it more difficult to replace a majority of the Board, and thus lead to entrenchment by Board members.

     Many stockholders believe that one of the most effective ways to improve director accountability is to require all directors to be elected annually. Director elections afford stockholders one of the few opportunities available to express their views on the performance of the Board generally and of directors individually. The Company agrees with this philosophy, and, together with the Connecticut Retirement Plans and Trust Funds, recommends that stockholders vote in favor of the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PROPOSAL FOR DECLASSIFICATION OF THE BOARD OF DIRECTORS.

                              STOCKHOLDER PROPOSAL
                           (ITEM 4 ON THE PROXY CARD)

     The following proposal was submitted by the AFSCME Employees Pension Plan. The Company will promptly provide information regarding the stockholder's address, as well as the number of shares of common stock owned, upon receiving an oral or written request to the Company's Corporate Secretary at 1001 Fannin Street, Suite 4000, Houston, Texas 77002, phone number 713-512-6200.

  STOCKHOLDER PROPOSAL

     RESOLVED that shareholders of Waste Management, Inc. ("WMI" or the "Company") request that the Board of Directors report to shareholders on the effect on WMI's business strategy of measures to oppose privatization of the provision of waste collection, disposal, transfer and recycling services. For purposes of this proposal, "privatization" means the shift from provision of such services by governmental entities to provision by private companies. Measures to oppose privatization should include initiatives, including "living wage" requirements, whose purpose or effect is to prohibit privatization or make the provision of privatized services more expensive for private service providers.

  STOCKHOLDER SUPPORTING STATEMENTS

     Our Company provides solid waste services to commercial, industrial and residential customers. As explained in WMI's most recent filing on Form 10-K, residential services are provided under a contract with, or franchise granted by, a municipality or regional authority giving WMI the exclusive right to service all or a portion of the homes in that jurisdiction.

     According to a June 28, 2001 industry report by Salomon Smith Barney, the municipal segment makes up 20% of WMI's core municipal solid waste business. The report characterizes the municipal segment, which offers "less attractive economics," as the "most competitive." We are concerned that measures to oppose privatization may make this segment even less attractive from a financial perspective.

     In recent years, there has been significant opposition to privatization. States have imposed requirements designed to ensure accurate cost comparisons, require a minimum level of cost savings before services can be contracted out, require contractors to provide "prevailing" wages and benefits and assistance to displaced public employees, and limit contract terms. Some states have even prohibited outright the privatization of certain kinds of services, for example:
Illinois prohibits the privatization of correctional services.

     Similarly, "living wage" laws, which require employers who accept service contracts, operating grants, or tax abatements from local governments to pay more than the federal minimum wage, have proliferated. According to the community organization ACORN, 74 municipalities and counties have adopted living wage ordinances, and campaigns are underway in 75 locations. The Employment Policy Foundation states that "[the] high monetary and potential legal costs imposed by [living wage] ordinances serve to make municipal contracting more risky and less attractive."

     We believe that opposition to privatization will likely increase. The Wall Street Journal reported on November 20, 2001, that such opposition had begun to increase as a result of the September 11th terrorist attacks, although it noted that the "beginnings of a backlash were stirring" before the attacks. The article pointed to the decision to federalize airport security workers and the postponement of planned privatizations of certain Pentagon back-office and mapping operations. Attitudes toward privatization of more prosaic services, such as the Amtrak and the New Orleans water system, were also reported to have shifted.

     We believe shareholders should be better informed regarding the risks created by measures to oppose privatization and the way in which WMI weighs those risks when establishing business strategy. We urge shareholders to vote for this proposal!

  WASTE MANAGEMENT RESPONSE TO STOCKHOLDER PROPOSAL

     The proponent is the AFSCME Employees Pension Plan, which is the pension plan for the American Federation of State, County and Municipal Employees ("AFSCME" or the "Union"). The AFSCME is a union that represents state, county and municipal employees. Obviously, to the extent that a municipality decides to privatize, members of the AFSCME may lose their jobs, and the Union loses members. The Union website contains extensive resources relating to efforts and strategies of the Union to oppose privatization of governmental services, including waste collection and disposal. Included among these resources are excerpts from several articles maligning the Company and its activities in the municipal sector. Moreover, the Union has opposed the Company's efforts to enter into contracts with municipalities, and has voiced its opposition as recently as January 9, 2002 at a city council meeting in Flint, Michigan. Thus, although the proposal is drafted in such a way that it appears to relate to matters of general interest to all stockholders, the Company believes the proponent is using the proposal as one of many tactics designed to assist the Union in its opposition to the Company's efforts to enter into municipal contracts.

     The Company believes the proponent is acting on behalf of the Union in seeking to compel the Company to report on the Company's business strategy to enable the Union to gain private strategic business information of the Company for its own ends. Although the proponent claims that it is not an affiliate of the Union, the Company believes that the distinction is legalistic rather than actual. The Company does not believe that the motivation for the proposal has any connection to what is fair and equitable for the stockholders of the Company. Instead, the Company believes the proposal was lodged in direct support of, and to gain additional publicity in connection with, the Union's own efforts to oppose such privatization.

     The Company believes that forcing the Company to report on the effect on its business strategy of measures to oppose privatization would not benefit any group other than the Union. Such information would provide the Union with insights into the Company's strategic planning that in turn would assist the Union in its efforts to oppose privatization of the provision of waste collection and disposal services. The Company believes that such a proposal would be of no benefit to Company stockholders at large and, indeed, would disadvantage the Company and its stockholders. Consequently, the Company believes that the information requested would not be of significance to any persons other than a group attempting to damage such portion of the Company's business. The Company believes the Union is such a group.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

                                 OTHER MATTERS

     Neither the Company nor its directors intend to bring any matters before the Annual Meeting other than the election of the two directors, the ratification of the Company's independent auditors and the proposal to amend the Restated Certificate of Incorporation to declassify the Board of Directors. Also, they have no present knowledge that any other matters will be presented by others for action at the meeting, other than the stockholder proposal described above. If any other matters are properly presented, your proxy card authorizes the people named as proxies to vote as they think best.

                               OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

     Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2003 Annual Meeting should notify the Corporate Secretary of the Company. The written proposal must be received at our offices no later than December 9, 2002 and no earlier than November 9, 2002. A stockholder must have been the registered or beneficial owner of at least 1% of our outstanding common stock or stock with a market value of $1,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date that the 2003 Annual Meeting is held.

EXPENSES OF SOLICITATION

     We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Mellon Investor Services has been hired to help in the solicitation of proxies for the 2002 Annual Meeting for a fee of approximately $7,000 plus associated costs and expenses.

ANNUAL REPORT

     A copy of our 2001 Annual Report to Stockholders, including our Annual Report on Form 10-K, which includes our financial statements for fiscal year 2001, is enclosed with this Proxy Statement. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

HOW TO RECEIVE NEXT YEAR'S PROXY STATEMENT AND ANNUAL REPORT ON-LINE

     You can elect to receive future Waste Management proxy statements and annual reports over the Internet, instead of receiving paper copies in the mail. You can do this by going directly to http://www.icsdelivery.com/wm and following the instructions given, or by going to our website at http://www.wm.com, and clicking on the link that says "To enroll for electronic delivery of your annual report & proxy statement, click here."

     Additionally, most stockholders who vote their shares for the 2002 Annual Meeting over the Internet will be given the opportunity to consent to future Internet delivery of our documents when voting. If you are not given an opportunity to consent to electronic delivery when you vote your proxy, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery. If you do consent to Internet delivery, a notation will be made in your account. When the Proxy Statement and Annual Report for our Annual Meeting in 2003 become available, you will receive an email notice instructing you on how to access them over the Internet.

                             WASTE MANAGEMENT, INC.

                 Annual Meeting of Stockholders - May 17, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 8, 2002, and hereby appoint(s) A. Maurice Myers and David P. Steiner, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 17, 2002 at 11:00 a.m., Central time, at The St. Regis Hotel, Houston, Texas 77027, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

ATTENTION PARTICIPANTS IN 401(K) PLANS: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan's assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion.

[WASTE MANAGEMENT LOGO]            VOTE BY INTERNET - www.proxyvote.com
1001 FANNIN STREET                 Use the Internet to transmit your voting
SUITE 4000                         instructions and for electronic delivery of
HOUSTON, TX 77002                  information up until 11:59 P.M. Eastern Time
                                   the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                                   VOTE BY PHONE - 1-800-690-6903
                                   Use any touch-tone telephone to transmit
                                   your voting instructions up until 11:59 P.M.
                                   Eastern Time the day before the cut-off date
                                   or meeting date. Have your proxy card in
*HOUSEHOLDING OPTION               hand when you call. You will be prompted to
MARK "FOR" TO ENROLL THIS          enter your 12-digit Control Number which is
ACCOUNT TO RECEIVE CERTAIN         located below and then follow the simple
FUTURE SECURITY HOLDER             instructions the Vote Voice provides you.
DOCUMENTS IN A SINGLE PACKAGE
PER HOUSEHOLD. MARK "AGAINST" IF   VOTE BY MAIL
YOU DO NOT WANT TO PARTICIPATE.    Mark, sign, and date your proxy card and
SEE ENCLOSED NOTICE.               return it in the postage-paid envelope we
                                   have provided or return it to Waste
TO CHANGE YOUR ELECTION IN THE     Management, Inc., c/o ADP, 51 Mercedes Way,
FUTURE, CALL 1-800-542-1061.       Edgewood, NY 11717.




TO VOTE, MARK BLOCKS BELOW IN BLUE       WASTE1               KEEP THIS PORTION
OR BLACK INK AS FOLLOWS:                                      FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
________________________________________________________________________________
WASTE MANAGEMENT, INC.

VOTE ON DIRECTORS

1. Proposal to elect                  FOR   WITHHOLD   FOR ALL
   01) Pastora San Juan Cafferty      ALL     ALL      EXCEPT
   02) Steven G. Rothmeier            [ ]     [ ]       [ ]


   To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

   _____________________________________________________


VOTE ON PROPOSALS

2. Proposal to ratify the appointment of Ernst &         FOR   AGAINST   ABSTAIN
   Young LLP as the independent auditors for 2002.       [ ]     [ ]       [ ]

3. Proposal to amend Restated Certificate of
   Incorporation to provide for election of
   directors annually.                                   [ ]     [ ]       [ ]

THE DIRECTORS RECOMMEND A VOTE "AGAINST"
PROPOSAL 4

4. Proposal relating to the Company's
   disclosure of its strategy on
   opposition to privatization.                          [ ]     [ ]       [ ]


                                                         FOR   AGAINST
               *HOUSEHOLDING OPTION -----------------    [ ]     [ ]


Note: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3, and AGAINST item 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.


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